Exhibit 99.1
INVESTOR CONTACTS:
MacKenzie Partners, Inc.
Amy Bilbija
650-798-5206
Bob Marese
212-929-5500
MEDIA CONTACT:
Kathy Nugent
Burns McClellan
(212) 213-0006
CYPRESS BIOSCIENCE RESPONDS TO UNSOLICITED, NON-BINDING
PROPOSAL AND RECENT LETTER FROM RAMIUS LLC
San Diego, CA, August 6, 2010. Cypress Bioscience, Inc. (Nasdaq: CYPB), a pharmaceutical company engaged in the development of innovative drugs to treat central nervous system disorders, today announced that its Board of Directors has unanimously concluded that the unsolicited, non-binding proposal by Ramius LLC to acquire all of the outstanding shares of Cypress common stock not owned by Ramius for $4.00 per share in cash grossly undervalues Cypress’ current business and future prospects and consequently is not in the best interests of Cypress’ other stockholders.
The Board of Directors of Cypress reached its decision after a careful and thorough review of the proposal and with the assistance of its financial and legal advisors.
Cypress is being advised by Jefferies & Company, Inc. and Perella Weinberg Partners and is receiving legal counsel from Cooley LLP.
The Board of Directors communicated its response to Ramius in a letter sent to Jeffrey Smith, Partner Managing Director of Ramius, the full text of which follows:
August 5, 2010
Mr. Jeffrey Smith
Partner Managing Director
Ramius LLC
599 Lexington Avenue
New York, NY 10022
Dear Mr. Smith:

     The Board of Directors of Cypress Bioscience, Inc. has reviewed your letter, received on July 19, 2010, outlining a non-binding proposal to acquire all of the outstanding shares of Cypress not owned by Ramius LLC for $4.00 per share in cash.
     After carefully and thoroughly reviewing the contents of your proposal and with the assistance of financial and legal advisors, we have unanimously concluded that your proposal is not in the best interests of the other Cypress stockholders. We concluded that your proposed price grossly undervalues our current business and future prospects. While Cypress remains confident that executing on its current business strategy would deliver superior value to its stockholders, we will continue to consider seriously any bona fide acquisition proposal or other transaction that reflects the full and fair value of Cypress’ current business and future prospects.
     Mr. Smith, we are keenly aware of our fiduciary duties to our stockholders and any suggestion to the contrary is completely without merit. Furthermore, suggestions of any conflict of interest or inappropriate relationship in connection with the BL-1020 transaction are equally baseless. Our Board is comprised of scientific experts and seasoned corporate executives duly elected by Cypress stockholders and assisted by independent financial and legal advisors. Our focus is on creating value for stockholders over time. During our consideration of your proposal and evaluation of our current strategy, we heard from several other Cypress stockholders. None indicated a willingness to accept $4.00 per share, and we would not recommend a sale of Cypress at this price either.
     We also confirm receipt of your letter, dated August 5, 2010, in which you make several unsupported assertions regarding the decision by Cypress to discontinue the co-promotion of Savella with Forest Laboratories. Although Cypress announced that agreement yesterday, it disclosed the potential for such a strategic change several weeks ago in its Form 8-K filing. This decision, contrary to your inaccurate claims, was not rushed. In addition, this decision was fully supported by the investment community as a prudent step to conserve cash and focus on Cypress’ core competencies. Importantly, the agreement Cypress reached yesterday with Forest was the result of a thorough and extended process in which several alternatives were considered and carefully reviewed and a number of which were pursued. We are highly confident that this agreement was the most attractive alternative available and is in the best interests of Cypress stockholders.
     Although Ramius is among Cypress’ largest stockholders, Ramius also is attempting to acquire Cypress at a price that we and other stockholders believe completely fails to reflect full and fair value. In your meetings with our investment bankers yesterday, you unambiguously confirmed that you want to buy Cypress. Moreover, an acquisition at $4.00 per share would provide substantial and differential benefits to you at the expense of the other Cypress stockholders. Consequently, we have concluded you do not have a proper purpose for the inspection of Cypress’ books and records and we will take all necessary action to defend that position and protect the interests of the other Cypress stockholders.

     On behalf of the Board of Directors, thank you for your continued interest in Cypress.
Sincerely,
Jay D. Kranzler, M.D., Ph.D.
Chairman and Chief Executive Officer
Jean-Pierre Millon
Lead Independent Director
About Cypress Bioscience
Cypress Bioscience is a pharmaceutical company dedicated to the development of innovative drugs targeting large unmet medical needs for patients suffering from a variety of disorders of the central nervous system. Since 1999, Cypress has received multiple FDA approvals, including Prosorba™, a medical device for rheumatoid arthritis, and Savella® (milnacipran HCl), for fibromyalgia. The Company focuses on generating shareholder value by reaching clinical development milestones as quickly and efficiently as possible. Development-stage assets include BL-1020 for cognitive impairment in schizophrenia, as well as AVISE-SLE(SM), a lupus diagnostic testing service. More information on Cypress and its products and development assets is available at http://www.cypressbio.com/.
Forward-Looking Statements
This press release, as well as Cypress’ SEC filings and website at http://www.cypressbio.com, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements with respect to the value of Cypress’ current business and future prospects and business strategy. Actual results could vary depending a number of factors including Cypress’s need to spend cash reserves on drug development or other matters, risks involved in selling a business, and other risks and uncertainties described in Cypress’ most recent Annual Report on Form 10-K, most recent Quarterly Report on Form 10-Q and any subsequent SEC filings. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “potential,” “expects,” “plans,” “anticipates,” “intends,” or the negative of those words or other comparable words to be uncertain and forward-looking. The statements in this press release speak only as the date hereof, and Cypress undertakes any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.